Exhibit 3.1


                              ARTICLES OF AMENDMENT
                                       TO
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                          INTERSTATE ENERGY CORPORATION


        Article I of the corporation's Restated Articles of Incorporation is hereby amended in its entirety to provide as follows:

                The name of the corporation is Alliant Energy Corporation.